As filed with the Securities and Exchange Commission on February 12, 1997
                                                      REGISTRATION NO. 333-18911
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                       -------------------------------
                              Amendment No. 1 to
                                   Form S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                       -------------------------------
                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
            (Exact name of registrant as specified in its charter)

          DELAWARE                                      13-3405992
(State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                  Identification Number)


                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116
                                (617) 578-3500
         (Address, of principal executive offices, including zip code)

                           EDWARD N. WADSWORTH, ESQ.
                           Executive Vice President
                              and General Counsel
                    New England Investment Companies, L.P.
                              399 Boylston Street
                          Boston, Massachusetts 02116
                                (617) 578-3500
             (Name and address, including zip code, and telephone
              number, including area code, of agent for service)
                       -------------------------------
                 Please send copies of all communications to:
                           Christopher A. Klem, Esq.
                                 Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                (617) 951-7000
Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [_]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTABLE PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                               FEBRUARY 12, 1997

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
                         LIMITED PARTNERSHIP INTEREST
                                4,000,000 UNITS

                             --------------------

  All of the Units of Limited Partnership Interest ("LP Units") of New England Investment Companies, L.P. ("NEIC" or the "Partnership") offered hereby are being sold by the holders of LP Units described herein under "Selling Unitholders" (the "Selling Unitholders"). The Partnership's LP Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "NEW." On February 4, 1997, the last reported sale price of the LP Units on the NYSE was $25.00 per LP Unit.

  The Partnership will not receive any of the proceeds from the sale of the LP Units. Any or all of such LP Units covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."

  FOR INFORMATION CONCERNING CERTAIN CONSIDERATIONS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-
     TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

  The Selling Unitholders named herein or in any supplement or amendment hereto, or their pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the LP Units from time to time in one or more transactions on the New York Stock Exchange or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific LP Units to be sold, the names of the Selling Unitholders, the respective purchase prices and public offering prices, the names of any such agent or dealer, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Partnership will pay all the expenses of the registration of the LP Units by the Selling Unitholders other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Partnership are estimated at $34,021.

  The Selling Unitholders and any broker-dealers, agents or dealers that participate with the Selling Unitholders in the distribution of the LP Units may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the LP Units purchased by them may be deemed underwriting commissions or discounts under the 1933 Act.

                             --------------------

               The date of this Prospectus is February   , 1997.

                             AVAILABLE INFORMATION

  The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Partnership can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Partnership has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the LP Units offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

  No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Partnership, the Selling Unitholders set forth under "Selling Unitholders" or any underwriter. This Prospectus relates solely to the LP Units and it may not be used or relied on in connection with any other offer or sale of securities of the Partnership. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously or simultaneously filed with the Commission by the Partnership are incorporated herein by reference and made a part hereof:

     (a) The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     (b) The Partnership's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

     (c) The Partnership's Current Reports on Form 8-K dated August 30, 1996, September 23, 1996, October 15, 1996, December 10, 1996 and January 3, 1997.

     (d) The description of the Partnership's LP Units, contained in the Partnership's Amendment on Form 8-A/A dated April 19, 1994 to its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Partnership will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to New England Investment Companies, L.P., 399 Boylston Street, Boston, Massachusetts 02116, Attention: Edward N. Wadsworth, Corporate Secretary, or by calling (617) 578-3500.

                                THE PARTNERSHIP

  The Partnership is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions and individuals. NEIC operates through ten investment management firms (the "Investment Management Firms") and three principal distribution and consulting firms (the "Distribution and Consulting Firms" and, together with the Investment Management Firms, the "Firms"). NEIC's assets under management include domestic and international fixed income and equity securities, real estate and money market funds.

  The Partnership's strategy is to capitalize on growth opportunities for investment management services in the institutional, mutual fund and private client markets. The Investment Management Firms are primarily responsible for developing and implementing their own investment philosophy, business plans and management fees. Each Investment Management Firm manages its business independently on a day-to-day basis and maintains an image and identity that is separate from both the Partnership and the other Investment Management Firms. The Partnership makes available distribution, consulting and administrative services which the Investment Management Firms draw upon as needed. The Partnership seeks to grow by expanding the Investment Management Firms' capabilities; increasing and focusing its marketing efforts; selectively expanding its distribution channels; and selectively pursuing the acquisition of investment management firms.

                                  RISK FACTORS

  Prospective investors should carefully consider the following factors, together with the other information contained in this Prospectus and incorporated by reference, prior to purchasing the LP Units offered hereby.

CONTROL BY METLIFE

  NEIC is controlled by New England Investment Companies, Inc., its general partner (the "General Partner"), which is wholly owned by Metropolitan Life Insurance Company ("MetLife"). Following this offering, MetLife, through a subsidiary, will own approximately 52% of NEIC's outstanding LP Units. MetLife has the right to elect all of the directors of the General Partner, subject to its obligation to elect one designee of Reich & Tang, Inc. ("RTI"). Currently, three persons who are officers and/or directors of MetLife serve on the General Partner's nine member board. LP Unitholders have no rights to participate in the election of such directors and otherwise have only limited voting rights with respect to Partnership matters. In cases where LP Unitholders do vote, NEIC's partnership agreement (the "Partnership Agreement") prevents any Person or Group (as defined in the Partnership Agreement), other than MetLife and certain other persons (including persons approved by the General Partner), from voting more than 20% of NEIC's Voting Units (as defined in the Partnership Agreement). See "Regulation" under this heading.

RELATED PARTY TRANSACTIONS BETWEEN NEIC AND METLIFE

  As of December 31, 1996, certain of the Investment Management Firms managed approximately $6.0 billion of net assets in MetLife's General Account (which, prior to the merger of New England Mutual Life Insurance Company ("New England Mutual") into MetLife, were held in the General Account of New England Mutual). These services are principally provided under separate agreements between MetLife and the individual firms. The agreements are subject to periodic negotiation and can be terminated at any time by MetLife, with the assets allocated to other managers. Any future rate changes will be negotiated, and management expects that such negotiated rates will be competitive in the market at such time.

  Agents of New England Mutual, who now serve primarily as agents of New England Life Insurance Company ("New England Life"), a wholly owned subsidiary of MetLife, have been a major factor in the sales of shares of mutual funds in The New England Fund Group. NEIC provides investment management and other services to MetLife and New England Life, and these companies are involved in various client relationships of NEIC. In addition, NEIC and certain of its firms lease space from MetLife and purchase various services from MetLife and New England Life, including certain data processing and administrative services, all at market prices. NEIC's various relationships with MetLife and New England Life have been material to its results of operations and are expected to continue to be significant.

PARTNERSHIP TAX CONSIDERATIONS

  In general, under the Internal Revenue Code of 1986, as amended (the "Code"), entities classified as partnerships are not subject to federal income tax. Instead, all holders of partnership interests are taxable on their allocable share of the partnership's income or gain for tax purposes, whether or not such income or gain is distributed. Under current law, as described below, the Partnership will cease to be treated as a partnership for federal income tax purposes no later than January 1, 1998 if its interests continue to be publicly traded. A substantial portion of the Partnership's assets are certain intangible assets amortizable for federal income tax purposes over a 15-year period.

  New England Mutual merged with and into MetLife on August 30, 1996.   The
transfer of New England Mutual's interest in NEIC to MetLife incident to the merger caused a technical termination and reconstitution of NEIC as a partnership for federal income tax purposes. Management expects to make certain tax elections and adopt certain tax conventions and interpretations which are intended to provide public unitholders with all or a substantial portion of the benefits of tax amortization that they would have enjoyed if the termination had not occurred.

  In addition, literal application of IRS rules regarding the contribution of property to a partnership could result in differences in the tax attributes of LP Units depending on the identity of the Selling Unitholder. The Partnership employs tax accounting methodologies and conventions (and expects to adopt the tax conventions and interpretations described above relating to amortization benefits) that it believes are generally responsive to the federal income tax rules pertaining to partnerships, although such methodologies and conventions involve matters of interpretation in areas of legal uncertainty and are not necessarily fully consistent with technical aspects of certain rules. If the tax conventions and interpretations were successfully challenged by the IRS, the level of amortization deductions received by Unitholders could be affected, and different federal income tax consequences might attach to different LP Units depending on the circumstances of their original issuance, which could affect the market value and/or marketability of LP Units during the period in which the Partnership remains a partnership for federal income tax purposes.

LOSS OF PARTNERSHIP TAX STATUS AND POSSIBLE FUTURE RESTRUCTURING OF THE PARTNERSHIP

  Under current tax law, the Partnership will cease being classified as a partnership for federal income tax purposes, and will be treated as a corporation, immediately after December 31, 1997 (or sooner if the Partnership adds a substantial new line of business or otherwise fails to satisfy certain requirements) unless the Partnership ceases to be publicly traded prior to such time While such a change in tax status is not expected to result in immediate income recognition to Unitholders, certain circumstances, legal developments or adverse interpretations of existing law, all of which may be beyond the Partnership's control, could cause such a change to be, in whole or in part, a taxable event. The Partnership Agreement confers on the General Partner broad authority to effect a Restructuring of the Partnership in connection with, or in anticipation of, such a change in tax status, subject to a standard of good faith on the part of the General Partner.

  Although the range of possibilities for a Restructuring is broad, management expects that Public Partners (which generally include holders of publicly traded LP Units and all other LP Unitholders except non-Public Partners) would participate through an entity which is taxable as a corporation in order to preserve public market liquidity for their interests. Management also expects that non-Public Partners (which at that time are likely to include MetLife, RTI, former partners of Harris Associates, L.P. ("Harris") and other Unitholders that have contributed appreciated property to the Partnership) would hold their interests through a private entity which would be taxed as a partnership. Under all possible forms, however, all Unitholders will, independent of tax consequences, continue their respective proportionate participation in the operating results of the Partnership's business.

  In determining the form of any Restructuring, the General Partner is obligated to seek to accomplish certain prioritized objectives of MetLife, RTI and other non-Public Partners with respect to special considerations, including avoidance of special and potentially significantly adverse tax treatment and continued participation in a flow-through entity for this purpose. No assurances can be given regarding the timing or form of any Restructuring, which may be affected by changes in the tax laws as well as other factors beyond the control of the Partnership or the General Partner. The General Partner expects that any Restructuring would provide holders of publicly traded LP Units with the ongoing benefit of public market liquidity for their interests in the Partnership's business. While the Partnership Agreement provides that the General Partner may impose restrictions on transfer as part of a Restructuring (which may have the effect of preserving the Partnership's tax status as a partnership), the General Partner believes that trading restrictions will not be necessary to accomplish the Restructuring objectives described below, absent legal or other developments, and, if necessary, would be only temporary.

  The Partnership Agreement relieves the General Partner of all duties and liabilities to the Partnership and other Unitholders for actions taken in good faith by the General Partner in connection with a Restructuring. The General Partner, MetLife and RTI may each be deemed to have conflicts of interest with respect to possible future Restructurings insofar as they may be treated differently than the holders of publicly traded LP Units, as noted above.

REAL ESTATE INVESTMENT MANAGEMENT

  As a real estate investment manager, one of NEIC's Investment Management Firms, AEW Capital Management, L.P., is subject to a number of special considerations. Real estate investment portfolios are, by their terms, generally liquidated over an investment period, creating a continual need to attract new assets in order to achieve asset growth. In addition, real estate investment managers may be subject to certain potential risks as a result of the structures used for client investment that are not characteristic of the risks for other investment managers, such as the possibility that such managers might be responsible for tort and environmental claims and, in a limited number of cases, for property debt.

RELIANCE ON KEY PERSONNEL

  The ability of NEIC's firms to attract and retain clients is dependent to a large extent on their ability to attract and retain key employees, including skilled portfolio managers. Certain of these employees are responsible for significant client relationships. Many key employees are not under non-competition or other restrictions as to their departure and may be able to attract clients away upon their departure. Loss of key personnel could have a material adverse effect on NEIC's results of operations.

COMPETITION

  The investment management business is highly competitive. NEIC and its Firms compete with a large number of investment management firms, commercial banks, insurance companies and others, many of which are larger and have access to greater resources. NEIC believes that the most important factors affecting competition for clients are: the abilities, performance records and reputations of investment managers; the ability to hire and retain key investment managers; the effectiveness of marketing programs; the development of new investment strategies and information technologies; and competitiveness in fees and investor service. NEIC's ability to increase assets under management and to retain such assets could be adversely affected if client accounts underperform the market or NEIC's competitors and if key investment managers leave the Investment Management Firms. The Partnership's competitive position also is dependent, in part, on the relative attractiveness of the types of investment products offered and investment philosophies, strategies and methods of the various Investment Management Firms under prevailing market conditions.

FACTORS AND CONDITIONS AFFECTING FEE REVENUES

  Investment management agreements between investment management firms and their clients typically provide for fees based on a percentage of the assets under management, determined at least quarterly and valued at current market levels. The percentage of the fee applicable to a particular classification of assets under management is a function of several factors, though generally investments which have a higher degree of risk and uncertainty command a higher percentage fee. Therefore, significant fluctuations in the value and type of assets under management can have a material effect on NEIC's consolidated revenues and profitability. Such asset valuations and client investment patterns may be affected by overall economic conditions and other factors influencing the capital markets generally.

  With relatively minor exceptions, virtually all of NEIC's revenues are derived from investment management agreements with clients that are terminable at any time or upon 30 to 60 days' notice, as is the case generally in the investment management industry. Any termination of agreements representing a significant portion of assets under management could have an adverse impact on NEIC's results of operations.

ACQUISITION STRATEGY

  As part of its growth strategy, NEIC has selectively pursued the acquisition of investment management firms, which, following acquisition, are expected to continue to manage their businesses independently on a day-to-day basis. Consideration for such acquisitions include cash (including cash from NEIC's borrowings), LP Units and future payments (in cash or LP Units) based on performance. Other employment incentives are frequently provided for. NEIC typically seeks to obtain employment and non-competition agreements from key managers. There can be no assurance that suitable acquisition candidates can be located or that appropriate agreements with them can be reached or completed, or that any acquired business will perform as expected following acquisition.

REGULATION

  The business of NEIC and the Firms is subject to regulation by the Commission and other federal, state and foreign regulatory bodies. The applicable laws and regulations are primarily intended to benefit investment management clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict business activities for failure to comply with such laws and regulations.

  Under applicable federal securities laws, investment management agreements held by NEIC and most of its Investment Management Firms either may not be assigned without the client's consent or terminate automatically upon assignment. For these purposes, "assignment" includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of control of NEIC. The Partnership Agreement contains provisions designed to reduce the likelihood of transactions resulting in an assignment of such investment management agreements through a deemed change in control of NEIC.

LP UNITS AVAILABLE FOR FUTURE SALE

  As of January 31, 1997, there were 40,347,631 LP Units outstanding. Following this Offering, assuming 2,000,000 of the 4,000,000 LP Units offered hereby are sold, 6,112,343 of those LP Units will be freely tradable without registration under the Securities Act. Of the remaining LP Units outstanding that are "restricted securities" under the federal securities laws, 20,790,000 LP Units (not including 110,000 units of general partnership interest held by MetLife) will be held by MetLife and approximately 13,445,288 LP Units will be held by other private partners. Approximately 28,286,850 of such LP Units that are restricted securities under the federal securities laws, including those held by MetLife and RTI, may be sold within the limitations under Rule 144 under the Securities Act. The Selling Unitholders and certain other Unitholders have rights to register their remaining LP Units for public resale and may otherwise seek to resell some or all of their LP Units in the future subject to the above limitation. Sales of large numbers of LP Units to the public within a limited time period could adversely affect the market price of the LP Units. Resales of LP Units may, under certain circumstances, result in a change in control of NEIC and an assignment of investment management agreements under applicable federal securities law.

                                USE OF PROCEEDS

  The Partnership will not receive any of the proceeds of the LP Units offered hereunder by the Selling Unitholders.

                              SELLING UNITHOLDERS

  The Selling Unitholders are various Unitholders holding registration rights and their permitted charitable donees, pledgees, transferees or other successors in interest, and include those Unitholders listed below and additional Unitholders who will be individually identified along with Unitholders' affiliations and holdings of LP Units (if greater than 1% of all outstanding LP Units) by a supplement hereto. Such registration rights were granted pursuant to various agreements with the Partnership, including an agreement with New England Mutual and RTI made as of September 15, 1993 (the "1993 Registration Rights Agreement") and an agreement with Harris Associates, L.P. made as of September 19, 1995 (the "Harris Registration Rights Agreement" and, together with the 1993 Registration Rights Agreement and other similar agreements, the "Registration Rights Agreements").

  The LP Units offered by the Selling Unitholders hereby constitute "restricted securities" under the Securities Act. Pursuant to the Registration Rights Agreements, the Selling Unitholders and the Partnership have agreed that all expenses incident to a registration demanded thereunder will be borne by the Partnership. The Registration Rights Agreements provide that the Partnership need not effect more than one registration statement on Form S-3 in a six-month period.

  The following table sets forth certain information known to the Partnership with respect to beneficial ownership of the Partnership's LP Units as of January 31, 1997, and as adjusted to reflect the proposed sale of LP Units being offered by the Selling Unitholders hereby.

                                                                                                        Units Beneficially
                                                                                                        Owned After Offering
                                                      Units Beneficially           Units to be      ------------------------------
Selling Unitholder                                Owned Prior to Offering(1)    Sold in Offering    Number (1)         Percent (2)
------------------                                --------------------------    ----------------    ----------         -----------

Brown Generation Trust, U/A/D 8/16/91 (3)                   62,920                     62,920                0              *
Roger O. Brown Revocable Trust, U/A/D 12/16/82 (3)         279,600                    239,600           40,000              *
Barbara E. Brown Revocable Trust, U/A/D 12/16/82 (3)        97,567                     97,567                0              *
Old Compton, L.P. (4)                                      391,581                    335,668           55,913              *
Phillips Exeter Academy                                     10,200                     10,200                0              *
Field Museum of Natural History                             10,200                     10,200                0              *
Kenneth H. Foreman Gift Trust for Peter &
 Christoper Dated 5/15/79 (5)                               26,286                     26,286                0              *
Kenneth H. Foreman Gift Trust for Peter &
 Jeffrey Dated 5/15/79 (5)                                  26,286                     26,286                0              *
Kenneth H. Foreman Support Trust for Peter &
 Christopher Dated 5/15/79 (5)                              26,286                     26,286                0              *
Kenneth H. Foreman Support Trust for Peter &
 Jeffrey Dated 5/15/79 (5)                                  26,286                     26,286                0              *
David M. Herro (6)                                          45,908                     45,908                0              *
I&G Charitable Foundation (3)                               40,000                     40,000                0              *
Investment Income Partnership (3)                          105,148                    105,148                0              *
Jewish United Fund of Metropolitan Chicago                   2,100                      2,100                0              *
Roxanne M. Martino (6)                                      80,798                     20,000           60,798              *
Victor A. Morgenstern (7)                                  520,000                    100,000          420,000              1.04%
Reich & Tang, Inc. (8)                                   6,394,100                    300,000        6,094,100              15.11%
Resolute Partners (9)                                      180,000                     50,000          130,000              *
Kathleen Schulte Revocable Trust U/A/D 2/1/89 (6)            6,309                      6,309                0              *
1261 Foundation(3)                                          47,190                     47,190                0              *
VNSM Holdings, Inc. (10)                                   444,500                    177,800          266,700              *
Charles Zis (6)                                             69,923                     49,923           20,000              *
                                                                                    ---------
                                                                                    1,805,677

* LESS THAN 1%


  (1) Except as indicated in the other footnotes to this table, based on information provided by such persons and subject to applicable community property laws, the persons and entities named in the table above have sole voting and investment power with respect to all of the LP Units shown as beneficially owned by them.

  (2) Percentage of ownership is based on 40,347,361 LP Units outstanding on January 31, 1997, and does not include 110,000 units of general partnership interest ("GP Units") owned by the Partnership's general partner, which represent all GP Units outstanding.

  (3) Roger O. Brown, currently an employee of an operating subsidiary of the Partnership, is the trustee of the Roger O. Brown Revocable Trust; is President of I&G Charitable Foundation; and is General Manager of Investment Income Partnership, and has sole voting and investment power with respect to the LP Units owned by such entities. Mr. Brown's spouse, Barbara E. Brown, is trustee of the Brown Generation Trust and the Barbara E. Brown Revocable Trust, and has sole voting and investment power with respect to the LP Units owned by such trusts. Mr. and Mrs. Brown also serve as directors of the 1261 Foundation and may therefore be deemed to have voting and investment power with respect to the LP Units held by such entity.

  (4) The listed entity (formerly Aldrich, Eastman & Waltch, L.P.) sold its business assets to the Partnership in December 1996. Certain current officers of the subsidiary of the Partnership (AEW Capital Management, L.P.) now operating the acquired business remain limited partners in Old Compton, L.P. Peter C. Aldrich, Thomas G. Eastman and Joseph F. Azrack, who are the non-executive Co-Chairman, non-executive Director and Chief Executive Officer, respectively, of AEW Capital Management, L.P., are the directors and controlling stockholders of the general partner of the general partner of Old Compton, L.P. Each of such persons (and such general partners) may therefore be deemed to be a beneficial owner of the listed LP Units. Mr. Azrack serves as the Chief Executive Officer and President and as a member of the Board of Directors of AEW Capital Management, L.P.'s general partner, which is a wholly owned indirect subsidiary of the Partnership.

  (5) Peter B. Foreman, trustee of the trusts listed in the table, has voting and investment power over 801,640 LP Units in addition to the LP Units shown in the table, in his capacity as trustee of other trusts.

  (6) The named person is an officer and/or an employee of an operating subsidiary of the Partnership.

  (7) Mr. Morgenstern serves as a director of the general partner of the Partnership pursuant to a program whereby chief executive officers of operating subsidiaries of the Partnership serve for a period as directors.

  (8) Oscar L. Tang, a director of the general partner of the Partnership, beneficially owns approximately 34% of the stock of Reich & Tang, Inc. ("RTI"), not including approximately 13% of such stock held by trusts for the benefit of Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership. The number of LP Units shown does not include 101,500 LP Units contributed to the Partnership's Restricted Unit Plan (the "RUP") by RTI, as to which RTI retains certain income or reversionary rights. All stockholders of RTI are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code and which creates numerous reciprocal and other rights relating to the disposition of stock in RTI by the stockholders.

  (9) The listed entity is a partnership of which Mr. Morgenstern serves as general partner.

  (10) The listed entity (formerly Vaughan, Nelson, Scarborough & McConnell, Inc.) sold its business assets to the Partnership in May 1996. All stockholders of such entity are currently employed by the subsidiary of the Partnership now operating the acquired business (Vaughan, Nelson, Scarborough & McConnell, L.P.) as officers and/or investment principals. In addition, two of such stockholders are members of the Board of Directors of such subsidiary's general partner, which is a wholly owned indirect subsidiary of the Partnership.

                              PLAN OF DISTRIBUTION

  The Partnership will not receive any of the proceeds from the sale by the Selling Unitholders of the LP Units offered hereby. Any or all of LP Units may be sold from time to time (i) to or through brokers or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or
(iv) through a combination of any such methods of sale.

  The LP Units offered hereby may be sold from time to time by the Selling Unitholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The LP Units may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the LP Units as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Unitholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Unitholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Selling Unitholders and any such brokers, dealers or agents that participate in the distribution of the LP Units may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the LP Units by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The LP Units may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Unitholders or by an agreement between the Selling Unitholders and dealers or agents. Brokers or dealers acting in connection with the sale of LP Units contemplated by this Prospectus may receive fees or commissions in connection therewith.

  At the time a particular offer of LP Units is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of LP Units being offered and the terms of the offering, including the name or names of any dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Unitholders and/or the Partnership and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the LP Units.

  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the LP Units may not simultaneously engage in market making activities with respect to the LP Units for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Unitholders and any person participating in the distribution of the LP Units will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the LP Units by the Selling Unitholders or any such other person.

  The Partnership has agreed to indemnify the Selling Unitholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF DISTRIBUTION

  SEC registration fee............  $ 4,021.00*
  Blue Sky Fees and Expenses**....        0.00
  Legal fees and expenses**.......   15,000.00
  Printing Expenses...............    5,000.00
  Accounting fees and expenses**..    5,000.00
  Miscellaneous**.................    5,000.00
                                    ----------

     Total Expenses...............  $34,021.00

____________________
*   Pursuant to Rule 429
**  Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act"), as amended, gives a limited partnership the power to indemnify and hold harmless any partner or any other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in its partnership agreement.

  In accordance with Section 17-108 of the Partnership Act, the Amended and Restated Agreement of Limited Partnership of the Registrant provides that no Indemnitee shall be liable to the Partnership or any Partner for any act or omission, provided that the Indemnitee acted in good faith and that no gross negligence or willful misconduct was involved. An "Indemnitee" is defined to include, among others, the General Partner, RTI, the Partnership and each of their present and former directors, officers, partners, employees and agents. An Indemnitee is not presumed to have acted other than in good faith or to have engaged in gross negligence or willful misconduct by reason of the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent.

  In addition to providing for limited liability for any Indemnitee, the Partnership Agreement requires the Partnership to indemnify any Indemnitee to the fullest extent permitted by law against expenses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee was or is a party or is threatened to be made a party (i) by reason of their capacity in connection with the Partnership or (ii) by reason of any act or omission by the Indemnitee taken in such capacity relating to the Agreement or the property, business, affairs or management of the Partnership. The Indemnitee is entitled to have such expenses advanced by the Partnership prior to the final disposition of the claim, demand or other proceeding upon the Indemnitee's delivery to the Partnership of an undertaking to repay the advanced amount should it ultimately be determined that the Indemnitee is not entitled to be indemnified. Indemnification is not available to an Indemnitee who has not acted in good faith or where the act or omission which is the basis of the claim, demand, action, suit or proceeding involved the gross negligence or willful misconduct of such Indemnitee.

  The indemnification provided under the Partnership Agreement is non-exclusive of an Indemnitee's other rights. The indemnity continues to benefit an Indemnitee no longer serving in a capacity qualifying one as an Indemnitee and also inures to the benefit of an Indemnitee's heirs, successors, assigns, administrators and personal representatives.

  In addition to indemnification from the Partnership, officers and directors of the General Partner are indemnified in certain circumstances by the General Partner of the Partnership. Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or by-laws.

  The General Partner's by-laws provide that the General Partner will indemnify each of its directors and officers to the extent legally permissible against all liabilities, expenses and fees of counsel reasonably incurred in connection with the defense or disposition of any civil or criminal action, suit or proceeding in which he or she may be involved or with which he or she may be threatened by reason of being or having been such a director or officer. A director or officer is entitled to have such expenses in connection with the defense of a claim advanced by the General Partner prior to the final disposition of the claim upon the officer's or director's delivery to the General Partner of an undertaking to repay the advanced amount should it ultimately be determined that the officer or director is not entitled to be indemnified.

  Indemnification is not available to a director or officer who has been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the general partner. If the matter for which an officer or director seeks indemnification relates to an employee benefit plan, such officer or director must have acted in the best interest of the participants or beneficiaries of such plan. In order for a director or officer to be indemnified for a matter disposed of by a compromise payment or pursuant to a consent decree, such disposition must be approved as in the best interests of the general partner by one of (i) a disinterested majority of the directors; (ii) a majority of the disinterested directors (subject to certain conditions) or (iii) the holders of a majority of the outstanding stock (excluding holders with an interest).

  The indemnification provided under the by-laws is non-exclusive of an officer's or director's other rights, and inures to the benefit of an officer's or director's heirs, executors and administrators.

  The General Partner has purchased policies of insurance covering directors' and officers' liability and reimbursement of the General Partner for indemnification of a director or officer. The policies covering directors' and officers' liability provide for payment on behalf of a director or officer of any Loss (defined to include among other things, damages, judgments, settlements, costs and expenses) arising from claims against such director or officer by reason of any Wrongful Act (as defined) subject to certain exclusions.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

          Title of Exhibit
          ----------------

5.1       Opinion of Counsel re: legality*

23.1      Consent of Independent Auditors*

23.2      Consent of Counsel (included in the opinion filed as Exhibit 5.1)*

24.1 Power of Attorney (included as part of signature page filed herewith)*

*Previously filed.

ITEM 17.  UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes:

  (12) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(13) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(14) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the ____ day of February, 1997.

                                     NEW ENGLAND INVESTMENT COMPANIES, L.P.


                                     By: NEW ENGLAND INVESTMENT COMPANIES, INC.,
                                         its General Partner



                                     By:________________________________________
                                     Name:  Edward N. Wadsworth
                                     Title: Executive Vice President

  Pursuant to the requirement of the Securities Act of 1933, this Amendment
No. 1 Registration Statement has been signed on the ___ day of February, 1997 by the following persons in the capacities and on the dates indicated.


          SIGNATURE                              TITLE
          ---------                              -----



                *                        Chairman of the Board, President, Chief
---------------------------------        Executive Officer and Director
Peter S. Voss



                *                        Executive Vice President and
----------------------------------       Chief Financial Officer
G. Neal Ryland



                *                        Senior Vice President and
-----------------------------------      Controller
Stephen D. Martino



                *                        Director
------------------------------------
William S. Antle, III



                *                        Director
------------------------------------
Robert J. Blanding



                *                        Director
------------------------------------
Paul E. Gray



                *                        Director
-------------------------------------
Harry P. Kamen

                 *                       Director
------------------------------------
Charles M. Leighton



                *                        Director
------------------------------------
Victor A. Morgenstern



                *
------------------------------------     Director
Catherine A. Rein



                *                        Director
------------------------------------
Oscar L. Tang



* __________________________________
  By Edward N. Wadsworth,
  Attorney-In-Fact